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                                                                    EXHIBIT 99.3

For more information:
Investor Relations                                   Media Relations
Jim DeNike                                           Colleen Beauregard
Corixa Corporation                                   Waggener Edstrom Bioscience
206.754.5716                                         503.443.7000
denike@corixa.com                                    colleenb@wagged.com

FOR IMMEDIATE RELEASE

                      CORIXA PRICES $85 MILLION OFFERING OF
               4.25 PERCENT CONVERTIBLE SUBORDINATE NOTES DUE 2008

SEATTLE, JUNE 10, 2003 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced the private placement of approximately $85 million of 4.25 percent Convertible Subordinated Notes due 2008 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The private placement is expected to close on June 13, 2003.

The notes will be convertible at the option of the holder into Corixa common stock at a conversion price of $9.175, subject to adjustment in certain circumstances. At the initial conversion price, each $1,000 in principal amount of notes will be convertible into approximately 108.9918 shares of Corixa common stock. The initial conversion price represents a 25 percent premium over the last reported sale price of Corixa common stock on June 9, 2003, which was $7.34 per share. The notes will be subordinate to existing and future senior indebtedness of Corixa. Corixa has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $15 million in principal amount of the notes.

Corixa plans to use the net proceeds for research and development and general corporate purposes, including working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The notes and the common stock issuable upon conversion of the notes to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CORIXA FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about the expected closing and proceeds of our financing and other statements about our plans, objectives,

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intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. In particular, Corixa's completion of the offering is subject to various risks, including the satisfaction of various conditions to closing. There can be no assurance that the offering will be successfully completed. Other potential risks that could cause actual events to differ materially include, but are not limited to, the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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